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AngioDynamics Acquisition of Navilyst
Medical Conference Call
January 31, 2012, 11:30 AM ET
Chairperson: Bob Jones

Operator:
Thank you for standing by.  Welcome to the AngioDynamics Conference Call.  During today's presentation, all parties will be in a listen-only mode.  Following the presentation, the conference will be opened for questions.  If you have a question, please press the star, followed by the one, on your touch-tone phone.  If you would like to withdraw your question, please press star, followed by the two.  If you are using speaker equipment, please lift the handset before making your selection.

I would now like to turn the conference over to Bob Jones from EVC Group.  Please go ahead.

Bob Jones:
Thank you, Operator, and good morning, everyone.  Thank you for joining us today for the AngioDynamics conference call to review the Company’s proposed acquisition of Navilyst Medical.  The news release announcing the transaction crossed early this morning is available on the AngioDynamics website.  With me today are Joe DeVivo, President and Chief Executive Officer of AngioDynamics, and Joe Gersuk, Executive Vice President and Chief Financial Officer.

During today’s call, a PowerPoint presentation will accompany management’s remarks.  The call and PowerPoint presentation are being webcast.  To access, please go to www.angiodynamics.com, click on the Investors section and then click on Events and Presentations.  If you are listening via telephone, to view the accompanying presentation slides, navigate to the Live Webcast as noted and choose the non-streaming option to view the slides in conjunction with the live conference call.  A replay of the call with the PowerPoint will also be archived on the AngioDynamics website.

Before we get started, during the course of this conference call, the Company will make projections or forward-looking statements regarding future events, including the statements about fiscal 2013 revenue, EBITDA and earnings per share, as well as expected future efficiencies expected to be realized through the integration of the Navilyst acquisition by AngioDynamics.  Investors are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified and, consequently, the actual performance or results of AngioDynamics may differ materially from those expressed or implied by such forward-looking statements.  Such risks and uncertainties include, but are not limited to, the factors described from time to time in AngioDynamics’ reports filed with the SEC, including AngioDynamics’ Form 10-K for the fiscal year ended

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May 31st, 2011, and AngioDynamics’ Form 10-Q for the quarterly period ended November 30th, 2011.

In addition, we encourage you to review the proxy statement that will be filed with the SEC regarding the proposed transaction by the end of February.  Investors and stockholders are encouraged to read the proxy statement and other relevant materials when they become available.  They will contain important information about AngioDynamics and the proposed transaction.

In addition, today’s presentation includes certain financial measures used to better understand the benefits of the acquisition that have not prepared in accordance with the generally accepted accounting principles, better known as GAAP.  An explanation and reconciliation of these non-GAAP measures has been provided in today’s news release issued by AngioDynamics and is available on the website at www.angiodynamics.com.  AngioDynamics uses non-GAAP measures to establish operational goals and believes that non-GAAP measures may assist investors in analyzing the underlying trends of the Company’s business over time.  Investors should consider these non-GAAP measures in addition to, not as a substitute for or superior, to financial reporting measures prepared in accordance with GAAP.  On today’s call, the Company will discuss non-GAAP EBITDA and non-GAAP earnings per share and has used these measures as an internal analysis and review of operational performance.

Finally, we’ve allocated one hour for today’s call.  During the question and answer period today, we’d like to request each caller to limit themselves to two questions and encourage callers to re-queue to ask any additional questions.  We appreciate everyone’s cooperation with this procedure.

So now, you should be on slide number 3, and with that, I’d like to turn the call over to Joe DeVivo, President and Chief Executive Officer of AngioDynamics.

Joe DeVivo:
All right, Bob, well thank you very much.  As we get started, I appreciate everyone. First of all, I have a cough; I apologize for that so I’ll try to keep that to a minimum.  We appreciate you joining mid-day.  I know it’s probably an unusual time to do a call, and I apologize if that’s disrupted your day.  But we got this transaction closed last night, and we felt that it was absolutely important, given the amount that we value our employees, to have the opportunity to speak to our employees first.  I have had the opportunity to meet face-to-face with teams from both AngioDynamics and Navilyst and also on a call with them this morning to let them all know how excited Joe and I are about this transaction, how valuable we believe it is for the future foundation of our Company and was thrilled to see how well this was received from both sides.

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Before I get into the specifics of the transaction and giving you my view and thoughts as to why we made this decision, I just want to reflect on a moment of my first four months here with Angio.  You know, as you all know, the Company’s been going through some changes and we have been looking for opportunities to put our balance sheet to work.  While we have a very strong balance sheet, we have not been providing the type of return for investors with that balance sheet.  And so I’ve mentioned in the past that we were looking at, you know, small M&A deals, tuck-in acquisitions, ways to deploy the capital, and I’ll say that Joe and I have looked at—and for that matter, are continuing to actively look at all different types of ways where we can enhance the value for our shareholders.  We believe when we had the opportunity to look at Navilyst and understand its legacy with Boston Scientific, to understand the technology, the deeper we looked at this company, the more that we realized that this is a significant opportunity to build a truly special company.

Many people would think of something like this as transformational for us to do such a deal like this, but I don’t view it that way.  I view it as foundational.  At every level, when you put the Navilyst organization together with AngioDynamics, it builds a better company, from the top to the bottom, from left to right.  There’s not a department in the combined organization that’s not going to be better, not going to be stronger and not going to be more valuable for our shareholders versus what we’re ultimately working towards.  So, we believe this acquisition creates that foundation, or that new platform for many things to come, for many things that we are excited about and as a first step in a long journey of building a world class company.

So, first of all, let me introduce you to Navilyst.  Navilyst enjoys a product leadership in several key markets and as well earned a reputation for manufacturing and operational excellence.  As I said, the company is formerly a part of Boston Scientific, and was acquired by Avista Capital in 2008.  The company operates a state-of-the-art manufacturing facility just four miles down the road; it’s very easy for me today to go see them, and the company maintains an incredibly skilled R&D team and management team in Marlborough, Mass and a wonderful sales and marketing team that operates out of Marlborough and around the world.  Both of these assets become now a very important and strategic part of AngioDynamics.  In calendar 2011, Navilyst generated $149 million in sales.  There are many similarities between these businesses.  We’re both in the vascular access market, we both serve interventional radiologists, nurses and surgeons, and  are similar in size of our vascular businesses; again, manufacturing facilities being very close in the beautiful northern New York State, and we have very similar cultures, very similar aspirations and very similar challenges.

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Joe will go through the numbers in a bit, but from an overall vision standpoint, when we look at how many different areas this transaction improves and affects AngioDynamics, in my view, I can put it into three different buckets.  When we look at other small M&A deals, you know, we can bolt on things to the core business but this has the opportunity of, across the Company, fixing or dealing with issues that you’ve all been aware of for a long period of time, and I’ll go through those.  First of all, scale.  Let me go to slide 5.

So, slide 5 visually talks about scale in the vascular access portfolio.  This is a broad portfolio of respected brands, enhances our competitor position and creates a clear number two vascular access franchise with very competitive product lines when compared with the market leader.  We believe that customers are looking for a comprehensive alterative and this vascular access resource which is capable of meeting all of the needs that we’ve just created in one single offering.  AngioDynamics will double its market presence in the vascular access market, and as you can see from this chart, we’ll be very well positioned.

So, we are also thrilled by adding one of the most trusted brands in the interventional cardiology market.  Their NAMIC brand has been very highly regarded as the gold standard in fluid management for the last 40 years.  Its dominant market position brings AngioDynamics leadership in an area that we think is important to grow for the Company.  We believe that this leadership in the cath lab helps AngioDynamics round out and build into the future a strong peripheral vascular channel that will call on the cath lab, will call on the vascular surgeons and radiologists.  Importantly, this critical mass will give new life to products in our portfolio where, historically, we’ve had a challenge in focus.  The ability to create a sales channel in vascular access and then a sales channel specifically for peripheral vascular we think is an enormous benefit of this transaction.

We will also now have the patented pressure activated safety valve.  Not only will we be improving our scale in vascular access and our scale in peripheral vascular, we will be adding some very compelling technologies to the Company, the first being that I’m mentioning here is our passive valve.  It has a significant sustainable competitive advantage.  Valve catheters are an important part of the vascular access market and, to be quite honest, it’s been a struggle at times for AngioDynamics to add value and compete with technologies as such.  So this is a very important technology and, with over 10 years of performance, we are very excited to have it.  It’s also—you know, combined with our Vortex Ports some time down the road, we believe will prove to be formidable in the marketplace.

From a technology perspective, we are also very excited about a new product that Navilyst is bringing to market, and that is called Bioflo.  Bioflo is a novel material that minimizes the accumulation of thrombus for PICCs, ports and dialysis catheters.  It’s approved currently in Canada and

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in Europe and is pending clearance in the United States.  I think the picture in the upper right provides an excellent illustration of the contrast we can draw between Bioflo and many current technologies.  This is a compelling and enabling technology that Navilyst brings to AngioDynamics.  And with Bioflo, we believe that there can be a significant reduction in thrombus accumulation, which, as you know, has significant clinical benefits.  Having Bioflo to improve our PICC line, our port line and our dialysis catheters at some point in the future we believe will create a market sustainable competitive advantage in this segment.

So now let’s look at the third benefit, which is operational excellence.  As I mentioned, Navilyst operates a world class facility in Glens Falls, New York, again within close proximity of our Queensbury facility.  They employ Lean and Six Sigma best practices and focus and have a significant core competency in operational excellence. As you see on the chart, we believe that both companies have a significant benefit to each other, where AngioDynamics has core competencies in our catheter assembly, electromechanical assembly and extrusion, where Navilyst has a very powerful vertically integrated injection molding core competency, which will help us rationalize our vendor base and also be able to improve on our cost.  Navilyst has very strong and robust ERP and document management system, bar coding through manufacturing.  Something our sales force is very excited about  is in the custom kitting competencies.  They’re very well known for their Lean practices, Six Sigma operations and a wonderful quality management system.

We believe together that we would be able to build a very strong company, especially during a time when we’ve been dealing with some challenges. We know that Navilyst as a part of Boston Scientific made significant investments years ago in this infrastructure, in these processes, in their IT, and it is something that a combination will save years of evolution for the core part of the AngioDynamics to get to where I believe it needs to be.  So, in many senses, it will improve our scale, it will improve and create more technology in our offering and it will also significantly and immediately add to our operating efficiency.  As I mentioned, I view that as a foundational deal where we are investing in the core of the business to become a better company and as a first step as we are evolving towards growth.

So, with that, I’m—I will now turn it over to Joe Gersuk, who will walk you through the financials.  Joe?

Joe Gersuk:
Thank you.  As Joe said, we’re very excited about this transaction and believe it will deliver both immediate and longer term results for our shareholders, which we anticipate closing in the fiscal fourth quarter of our 2012.  For analysis purposes, we assume a May 31st transaction closing date.

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We’ve indicated pro forma sales expectations of $360 million in fiscal year ’13.  This figure reflects no sales synergies or, for that matter, lost sales that could result from the combination of the companies.  On balance, we think there could be some real leveraging of sales as we take advantage of the new sales call points but it will take some time to fully assess the sales potential of the combined company.  We’ve indicated pro forma non-GAAP EBITDA of $60 million in fiscal ’13.  This includes the benefit of $5 to $7 million of net cost savings that we see clearly at this time, but it excludes transaction-related and non-recurring costs.  The $5 to $7 million in first year savings will double by fiscal 2015.

We will also benefit significantly from the tax assets we are acquiring and they represent a significant portion of the purchase price, by our calculation about $80 million on a present value basis.  These arise from the asset value of the acquired business, as well as NOLs that will be available.  These tax benefits will save us approximately $11.5 million in cash tax savings every year for the next 12 years for a cumulative tax savings of $130 million.  Note, however, the tax rate you will see on our P&L will reflect a tax rate of approximately 37% as the tax benefits will run through the balance sheet.  Importantly, we will be providing more detailed guidance when the transaction is finally closed, which, as I said, we expect to occur in May.

Slide 11 reviews the key elements of the transaction.  The total value of the acquisition is approximately $372 million.  We’re paying 63% of the purchase price in cash, or a total of 238 million, and the remaining 37% of the acquisition price will be paid through the issuance of 9.5 million AngioDynamics common shares to Avista Capital Partners.  At the closing, Avista ownership position in AngioDynamics will be 27%, and they will have two seats on our Board of Directors, which will increase the total size of the Board to 10.

To finance the cash portion of the purchase price as well as related transaction costs, we will use approximately $97 million of our current $138 million cash position.  In addition, we have received a fully committed $150 million bank financing facility from JP Morgan, Bank of America and KeyBanc in the form of new debt issuance.  The bank loan will have a five-year term and a LIBOR-based variable interest rate, and that stands today at approximately 3.5%.  The three banks have also extended a $50 million revolving credit facility on top of the $150 million term loan.

Both companies’ Boards of Directors have approved unanimously the proposed transaction, and as I said, we expect to close it during our fiscal fourth quarter.  And the acquisition is subject to customary closing conditions, clearance under certain anti-trust guidelines and the approval of AngioDynamics’ shareholders.  We currently expect to file the proxy statement with the SEC by the end of February.

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Now I’d like to turn the call back to Joe for a quick summary and then on to your questions. Joe?
Joe DeVivo:
Thanks, Joe.  So, over the past five months, I’ve shared with you our intention to use the strong balance sheet to fund acquisition opportunities that would be accretive to earnings and enhance our future growth prospects.  We were very diligent in analyzing each of these opportunities.  We believe we’ve found an excellent partner in Navilyst Medical, and I’d like to be able to summarize again what we believe we’re creating on this transaction.

First, we’re bringing to AngioDynamics scale, technology and operational excellence that will result in short and long-term accretive financial performance for our shareholders.  Second, we significantly enhance our current business while building a solid platform to pursue future growth opportunities.  Third, we continue to have a strong balance sheet and capital structure, flexible to pursue other acquisitions and licensing deals.  Our business development efforts remain active and expansion of the number of oncology products that we offer remains a key goal of the organization.  Fourth, we’ve acquired a company that is a strong cultural fit with ours.  The close proximity to these facilities will simplify the integration process.  We’re very excited about the potential of this acquisition and have assembled a team of experts to maximize the opportunity that lies ahead.

So now, Operator, I would like to open it up for questions.

Operator:
Thank you.  We will now begin the question and answer session.  As a reminder, if you have a question, please press the star, followed by the one, on your touch-tone phone.  If you would like to withdraw your question, please press the star, followed by the two.  If you are using speaker equipment, you will need to lift the handset before making your selection.  We do ask that you please ask one question and one follow-up question and then re-queue for any additional questions.

And our first question comes from the line of Jason Mills with Canaccord.  Please go ahead.

Jason Mills:
Thanks for taking the question, Joe, and congrats on the announcement of this deal.  I’m wondering at this point if you could give us a better feel for the likelihood of sales synergies, and what areas are you focused most on to derive those synergies?

Joe DeVivo:
Well, Jason, thanks for the question.  When we put our numbers together for this call, we wanted to be able to give everyone a perspective of what this looks like kind of day one.  We’ve not yet given really 2013 guidance, but we did want to say, you know, here’s where,  if we just put them together, what the revenues would be and here’s the financial performance and also, you know, our first cut at the synergies. It does not factor in yet

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the revenue synergies and, in my view, we have the opportunity to drive revenue synergies.  First of all, by having a more complete vascular access portfolio, it’s going to improve our position in the marketplace just clearly well.  So, the ability to drive penetration in existing accounts that may be using competitor products that are—that were not in the other company’s portfolio is some low fruit.  The ability to call on accounts to be an alternative to the leader in the marketplace, to show the offering, I think, has as good an opportunity as any to drive share, and that’ll be a focus of the organization.

Third, to be able to have a focused selling effort.  You know, one of the challenges and one thing that I know my sales force has told me time and time again is we have too many different competing opportunities in the bag.  We need focus.  Well, you got it.  And not only do we have focus, but we have focus with, you know, creating a very strong market position.  So I have a tough time thinking that our—that the quality of our combined organizations aren’t going to be able to drive positive market share, and also that Navilyst’s business grew very nicely in vascular access last year.

From a peripheral vascular standpoint, it’s the same thing as I mentioned on focus.  Instead of having a mixed bag, we now can have an organization focusing on vascular surgeons and interventional cardiologists.  Many products that were in the bag that were not getting enough attention are now going to become more important to those sellers.  We’re going to have the opportunity to build new relationships with interventional cardiologists and also help the interventional cardiologists, believe it or not, who are interested in venous ablation, build their venous ablation practices.  So, they’re—we are not yet ready to give guidance.  We have a lot of work to do between now and then.  But there is no way we are not going to see a positive impact in the marketplace due to the synergies of these products and the renewed focus in those organizations.

Jason Mills:	Okay, that’s very helpful, Joe. I appreciate that. My follow-up is as it relates to the potential cost synergies and what sort of EBITDA growth we could see, you know, going forward. It sounds like the $60 million that you’ve given us is at least a first cut. Today is what you see just putting these two businesses together without any synergies or lack thereof. I’m wondering, is that a level from which you would grow more predicated on your ability to drive sales synergies, or are there step functions as you get a year or so post-deal where EBITDA will go to a level of equilibrium from what you would grow it at a higher level than $60 million? I don’t know if that question is clear or not. I’m just getting a sense, I mean, clearly you’ve taken the enterprise value of the combined business is much higher than the current business so the multiple on the combined business is much higher, so I’m wanting to get a sense for really, you know, downstream a little bit what sort of levels of EBITDA you’re thinking about in terms of the potential for this deal? Thank you, and I’ll get back in queue.

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Joe DeVivo:	Thanks, Jason.
Joe Gersuk:
Yes, so in terms of EBITDA margins, we’re looking at starting at something in the range of 15% and then growing that by double digit dollar amounts and then on a marginal basis as a percentage of sales, expanding that by at least a percentage point a year each year going forward based on our current projections for the business.

Operator:	Thank you. And our next question comes from the line of Thomas Kouchoukos with Stifel Nicolaus. Please go ahead.
Thomas K.:	Hey, good morning. Thanks for taking my questions and congratulations on the deal.
Joe DeVivo:	Thanks, Tom.
Thomas K.:
Maybe we could step back, bigger picture just on the transaction itself and, Joe, I was wondering if you could talk about, you know, the growth trajectory of the Navilyst business and some of the past challenges they’ve had, and then maybe discuss how you arrived at the deal valuation in general?

Joe DeVivo:
Sure.  Well, first of all, the trajectory of the business, it’s been kind of, over the last three years, a mixed bag.  They’ve had some challenges in fluid management with implementation of an ERP system that I guess gave them a little bit of a challenge and, aside from that, the fluid management has been pacing at flat to growing slightly.  The vascular access business has been growing nicely and there’s a supply agreement between another company that has been declining over time.  And so when you add the pieces up, it’s been, over the last three years, a pretty flat business.  But that doesn’t concern me.

I’ve looked at it.  I’ve looked at it closely, and I think Navilyst has had the same type of focus issues that AngioDynamics has had.  And I believe with the combination of their very successful vascular access business with ours, and as I mentioned, what we can do in peripheral vascular, for ourselves and for them, I think we can change that trajectory.  You know, when we look at the valuation, you know, first of all, it’s important to note that there’s a significant tax asset that comes with the acquisition, where, on a cash basis, is worth $130 million,  or from a present value, we value it at $80 million.  So, you net that off the $372 and that’s you know, just about $290 and change is what we believe is our purchase price is, which is less than two times revenue.  And given the synergies that we believe we can drive, given the overall improvement operationally, we actually think, you know, it’s a very fair valuation for the business.

Before we end on the topic, I know Joe also wants to make a couple of comments.

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Joe Gersuk:
Yes, so I would just say, as Joe said, we look at it as about $292 million on the purchase price excluding the tax asset.  And so that would be a purchase price of about two times the revenues.  And then in terms of the EBITDA, the business has reported on a GAAP EBITDA basis in the vicinity of $20 million a year, but those results included various charges and other, arguably, one-time items.  And so if you strip all of that out, the business has produced about a $30 million a year adjusted EBITDA rate over the last three years, again, unevenly over those three years but that’s what it has averaged.  And on that basis, we’re talking about—a bit over 9 times that EBITDA, adjusted EBITDA figure in terms of valuation, and so we thought that was a fair price.  It was the price that it took to get the deal done.  We’ve had a number of conversations with the principals that own the company over the years and finally got to a price that worked and that we thought was in the best interest of AngioDynamics’ shareholders.

So, very confident about the financial projections that we’ve put forward here.  As Joe said, there could well be revenue opportunities above this $360 million figure and we’re highly confident in the savings projections that we’ve built into here and think there could be some upside to those but need to get further through the diligence process, and we’ll offer the further guidance on all of this when we openly close the transaction.

Thomas K.:
Okay, that’s helpful.  Thanks for the color on that.  And then just one quick follow-up for Joe Gersuk.  If you could talk about maybe the differing margin profiles of the company, you know, maybe touch on gross margins for Navilyst and then maybe gross margins versus their vascular access division?

Joe Gersuk:
Yes, I can speak to it in the aggregate for the whole company, and their gross margins have been in the low 40s and that primarily reflects the nature and the competitiveness of the fluid management business.  And their vascular business has margins that are not too far away from our own gross margins, but in the aggregate then, you’re at a low 40% gross margin business.  We do think that when we put the two businesses together, we’ll begin to start to drive some improvements in the gross margin by virtue of sourcing parts and component parts to each other’s facilities.  There are things that we build ourselves that they don’t have and they buy from other vendors and vice versa, and so we think we can start to drive the gross profit margins up at least a percentage point a year.  And when you blend the two together, we’d start off at about a 53% gross margin combined enterprise and then, from that level, add at least a percentage point a year to those gross margin numbers based on the immediate opportunities that we see to save some money.

And the last point I’d make is that there is a supply arrangement with Boston Scientific which is an artifact of the acquisition of this business several years ago, and that is a low margin, relatively low margin piece of business.  It’s a contract that will expire in February of 2013, and our planning assumptions are that that would not be renewed and that there

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will be no revenue there. And the absence of that will also add a little bit to gross margins as well.
Thomas K.:	Okay, great. Thanks so much, guys.
Joe DeVivo:	Thanks, Tom.
Operator:	Thank you. Our next question comes from the line of Matt Hewitt with Craig-Hallum. Please go ahead.
Matt Hewitt:
Good morning, gentlemen.  Two quick questions.  First of all, on the Bioflo product, when was that application filed and where does that sit from a timing perspective?  I mean, is that something we can anticipate here before the end of your fiscal year?

Joe DeVivo:
Well, you know, that’s really something for.  I don’t want to get too far ahead for Navilyst.  But my understanding is that a 510k has been filed.  As you know, in this space, Matt, a lot of companies are trying to get this type of clearance and so I don’t see this as just a check the box type of clearance.  So, you know, the degree of difficulty is pretty high in this area.  We really like what we see and are encouraged by the initial international results, but I don’t want to set, you know, an expectation for the team yet.  But it is filed, there is dialogue and, you know, we hope for the best.

Matt Hewitt:	All right, understood. Without giving the size of the two vascular businesses, is there any risk from a DOJ standpoint, or not really?
Joe DeVivo:
No.  Well, we don’t believe so.  With Bard with 65% market share going, you know, basically to 10% share plus or minus a few points, whoever’s running the numbers, get to the low 20s, I don’t think is going to scare the regulators.

Matt Hewitt:
All right.  And then, I guess, one more.  Looking at the sales force, and you’ve done a good job, I think, of highlighting the opportunities.  Once you’ve had a chance to integrate and kind of get things designed how you’d like, how many separate, like, sales forces will you have?  I mean, will it be each—you know, will it be four, or will you have two main call points and—with some overlap with different market segments?

Joe DeVivo:
Well, you know, first of all, our oncology business will remain as it is and being led by Rick Stark.  There are a couple of products, potentially micro catheters, that will come over into that business.  The other business is being run by Alan Panzer, who has had a significant amount of experience in his days with Kendall, Tyco, and  Covidien who knows how to integrate businesses and integrate sales forces.  He’ll be doing a lot of work to optimize the best structure.  I do think we will have a set of focused sales people focusing on vascular access, and I do think we will have a set of sales people focusing on peripheral vascular.  And then Alan will decide,

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you know, how that roles up into his organization.  But the important for today and the ability to drive revenue synergies is to know that we’re going to give the sales force what it’s been asking for, and that’s focus on the ability to be successful.

Matt Hewitt:	Very good. All right, thank you.
Operator:	Thank you. And our next question comes from the line of Jason Bedford with Raymond James. Please go ahead.
Jason Bedford:
Hi, good afternoon.  Thanks for taking the question.  I guess, my first question is why now, meaning this is an asset that’s been out there for a few years?  What’s changed?  Why did the Board decide to do it now versus six months ago, a year ago?

Joe DeVivo:
I don’t know, Joe?.  I guess you know, Joe’s been around longer than I.  I think he has been in discussions in the past.  I think, you know, I don’t know, Joe?  I can extrapolate on the past, but I think we, Joe and I have been able to sit with the team at Avista and in looking at the amount of value that can be created in this transaction, the amount of synergies, the ability to reaccelerate revenue growth, the complementary nature of how it’s a game changer in the marketplace I believe has persuaded Avista that, being an owner of these shares, has the greatest value creation for them than going it alone.  And, you know, it took, on their part, some faith in our management team, some faith in the combination of the businesses, and we’re excited to have them on our Board.  We’re excited to have them as our partners going forward.  So, I think they saw the value creation.  They saw, you know, a new management team with a lot of fire in our belly and know that we could pull it off, and they placed a big bet on us.

Joe, any other things you want to mention?

Joe Gersuk:
Yes.  As Joe said, we’ve had a number of discussions with them in the past and the issues really have not been about the strategic or industrial logic of putting the two companies together.  It really has been about the price and I think within about a week or 10 days of when Joe started in September, he called me up and said, have we ever had any conversations with the folks from Navilyst?  And I said, well sure we have, but the issues had been price and so the following week, he and I went to New York City and met with the principals at Navilyst and I think Joe was very persuasive and I think convinced them that he would indeed be a great leader for this business to take it forward.  I think they came to understand Joe’s vision for what he wanted to do at AngioDynamics and how that could be successful and how combining the two companies really would make a great deal of sense.

So, the discussions have then taken place over the last several months.  We did come to realize that there was significant tax attributes here that were quantifiable and valuable to us, and I would say there was just great

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chemistry, I think, with the principals at Avista and that we believe they’ll be people that will be great and valuable shareholders to the company, excellent Board members and add value at the Board level as well.  And so, it all seemed to line up very well and all came together, you know, at about one o’clock in the morning last night.

Jason Bedford:
Okay.  And just, as a follow-up, when I look at the two segments, vascular, fluid management, what do you think the end market growth rates are for those two business segments, not so much for Navilyst, just the kind of market growth rates?

Joe DeVivo:	You know, I actually don’t have that third party in front of me. We’d have to follow up with you on that, Jason.
Joe Gersuk:
Yes.  I mean, our overall expectation is that the acquisition will enable us to accelerate the long-term growth rate of our revenues by about 100 basis points, and we have thought about it in terms of being the growth rate before in the mid single digits, 5 to 7, 8% range, and so we’d add about 100 basis points to that in the aggregate.  But I don’t have any more granularity than that at the moment, Jason.

Jason Bedford:	Okay. Thank you.
Operator:	Thank you. And our next question comes from the line of Charles Croson with Sidoti & Company. Please go ahead.
Charles Croson:
Hey, guys, congrats on making the acquisition, and I know we’ve all been waiting for it for quite some time.  Just a quick couple of questions here.  A lot of mine have been asked.  Joe, can you give me an idea, I know you can’t sort of give guidance or anything, but can you give us directionally in terms of, and I’m just trying to account for any sort of seasonal factors.  I can’t imagine there really are too many but in terms of, you know, projecting for revenue on a quarterly basis, and then just expenses and everything, I mean should it be in line with what, relatively in line with what, how your income statement looks?

Joe Gersuk:
Well, a little early to have assessed that.  I mean, I don’t know that their business would be any different than ours seasonally in particular.  You know, the summer months are typically slow in their business and in ours, and our fiscal years are different.  We’re a May 31 company so based on our sales commissions plans, we typically have our best quarter of the year in our May fiscal quarter.  Theirs would be similar but around a December 31st fiscal year end.  But beyond that, you know, we’ll just have to see through the further process here, and in our future guidance, we’ll give you some sort of view on that, although I would not expect that we’ll continue with quarterly guidance next fiscal year.  We did that this year as a one-time event based on the LC Beads contract going away, so we would expect to be offering a full year guidance starting next fiscal year.

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Charles Croson:	Okay. No, that’s helpful, Joe. And then just a couple more quick items here. What was the interest rate on the debt?
Joe DeVivo:
You know, we’re talking about something on the order of 3.5% based on the current formula.  You know, it’s LIBOR plus margin above LIBOR so, you know, something like 3.5% would be the range if we were borrowing today.

Charles Croson:	Okay, that’s helpful. And then any inventory, you know, purchase accounting that might have—not have been accounted for and that’s $0.08, or was that's in there?
Joe Gersuk:
No, it’s largely taken into account there, but I would have to caveat that by saying there’ll be a valuation of all of the assets that we’re acquiring here of the entire business and out of that would come surely some changes in asset values and different levels of amortization and, you know, much accounting.  But, in any event, we think the figures that we gave you as the basic guidance here will stand the test of time.

Charles Croson:	Okay, that’s helpful. Okay, I’ll get back in the queue then. Thanks again.
Operator:	Thank you. And our next question comes from the line of Larry Haimovitch with HMTC. Please go ahead.
Larry Haimovitch:	Good afternoon. Joe Gersuk, what’s the percentage of international sales for Navilyst?
Joe Gersuk:	Theirs is about 17%, which is a little bit higher than ours. Ours runs about 15%.
Larry Haimovitch:	Mm-hmm.
Joe Gersuk:	And theirs—that 17% of the revenue stream is dominated by the fluid management business.
Larry Haimovitch:	Yes.
Joe Gersuk:	I think the other difference is the fact that our international business has been growing very rapidly, as you know. The last quarter, it grew 27% year-over-year.
Larry Haimovitch:	Yes.
We’ve got a great team on the ground in Europe and in Asia as well, and Navilyst’s international business has not been growing fast, so we see that as a great area for some natural growth and accelerate the growth as we fully integrate the international businesses together.

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Larry Haimovitch:	Second question is, fluid management, Joe Gersuk, what percent roughly is that of the total worldwide sales of Navilyst?
Joe Gersuk:	Yes, it is on the order of about 60% of the total.
Larry Haimovitch:	Sixty percent of the total, okay.
Joe Gersuk:	Yes, something like that. And you’ve got about a—close to 38% of the business is—would be the venous access business and—
Larry Haimovitch:	Yes.
Joe Gersuk:	Call it 57 or so for fluid management and the balance would be that supply agreement with Boston Scientific.
Larry Haimovitch:
Yes, that’s good.  And then, Joe DeVivo, I know you know the tech business well, having acquired Verizon when you were with Rita.  One of the things that I think that it seems to be important in PICC technology these days is technology that identifies the proper placement of the PICC itself.  I don’t think AngioDynamics has that in its own portfolio, and I’m not aware that Navilyst does.  Is this a hole in the portfolio, Joe, that you need to fill?

Joe DeVivo:
Well, it’s definitely been a hole for AngioDynamics for a while.  There is a device called a Navigator, which Navilyst has with Corpac that focused on triplication.  We’re going to do a good deep dive on that technology.  We think there is some additional improvements that are out in the marketplace but it’s not the type of glaring hole that it was in the past.

Larry Haimovitch:	Yes, so that’s something you need to add on to to strengthen the PICC business?
Joe DeVivo:
I think it’s something that we need to keep focusing on.  Yes, I think there’s a product there.  I think it’s a good product, but I think there’s also some new innovations that we need to—you know, especially now that we’ve doubled down the segment, that we need to make sure that we keep our eyes on.

Larry Haimovitch:	Yes. Okay, thanks.
Joe DeVivo:	Thanks, Larry.
Operator:

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And our next question comes from the line of Robert Goldman with CL King. Please go ahead.
Robert Goldman:	Yes, thanks. Good afternoon. A couple of financial things, Joe. First, what will be the annual amount of intangible amortization expenses resulting from the acquisition?
Joe Gersuk:
Yes, too early to tell.  Got to calculate all of that.  Interestingly, historically, theirs has been similar to ours, but everything will be studied, you know, through a new valuation based on this purchase price and a new assessment of all of the—their assets.

Robert Goldman:
Okay.  And then on the synergies of at least $0.08 per share, just so I’m clear, this is prior to those amortization expenses, prior to the incremental interest expense and includes the additional shares from the deal?  Is that all correct?

Joe Gersuk:	Yes, well, it includes the additional shares in the deal and would reflect the synergies and interest expense on the transaction and so forth, yes.
Robert Goldman:	Okay.
Joe Gersuk:	So that’s $0.08 accretive to earnings is what we’re talking about, yes?
Robert Goldman:
Okay.  And then finally on gross margin, at least in my analysis, that’s where the synergies would likely be coming from.  Do you view it that way?  And I know you spoke about sort of conceptually what the opportunities are on improving gross margin, but for fiscal 2013, what will you be focused on to increase gross margin?

Joe Gersuk:
Yes, so really the synergies are not believed to be coming from gross margins.  You know, we would expect to continue to operate the facilities in Glens Falls and Queensbury and the only synergies there would be through sourcing, primarily through sourcing of products mutually to each other rather than from third party vendors, would be the bulk of it, as well as the absence of the Boston Scientific supply agreement that is low margin.  The R&D organization will continue to operate the facility in Marlborough and actually continue to invest in R&D there, and so we would be looking at the SG&A line for the bulk of the synergies that we would expect.

Okay. Thank you.
Thank you, Bob.
Thank you. And at this time, I’m not showing any further questions. You may continue with any closing remarks.

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Joe DeVivo:
Great.  Well, obviously as you can see, Joe and I are very excited about this next phase in AngioDynamics’ future.  We believe we have a transaction that fixes many of the legacy issues within Angio as far as driving scale, bringing new technology into the pipeline, helping and driving enhanced operational excellence.  We believe this is the first of many things to come.  We believe this is a new platform that’ll help us invigorate our growth.  I think our team in the first half of  fiscal 2012 has done an excellent job reinvigorating growth with our 6% and 9% growth rates that we’ve shown.  Our people and our team are ready to go.  We are excited about bringing Navilyst in, and  while we believe there are some very material and low fruit synergies for us to enhance shareholder value, there is no  question, we will grow.  We will take share and this will be successful.  Thank you.

Operator:	Thank you. And, ladies and gentlemen, that does conclude our conference call for today. Thank you for your participation. You may now disconnect.

END

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Safe Harbor

This document includes “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995.  Investors can identify these statements by the fact that they do not relate strictly to historical or current facts.  These statements contain words such as “expect,” “reaffirm,” “anticipate,” “plan,” “believe,” “estimate,” “may,” “will,” “predict,” “project,” “might,” “intend,” “potential,” “could,” “would,” “should,” “optimistic,” “seek,” “continue,” “pursue,” or “our future success depends,” or the negative or other variations thereof or comparable terminology, are intended to identify such forward-looking statements.  In particular, they include statements relating to, among other things, future actions, strategies, future performance and future financial results of AngioDynamics.  These forward-looking statements are based on current expectations and projections about future events.  The forward-looking statements in this document include those with respect to the expected timing of the completion of the transaction.

Investors are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified and, consequently, the actual performance or results of AngioDynamics may differ materially from those expressed or implied by such forward-looking statements.  Such risks and uncertainties include, but are not limited to, the factors described from time to time in AngioDynamics’ reports filed with the Securities and Exchange Commission (the "SEC"), including AngioDynamics’ Form 10-K for the fiscal year ended May 31, 2011 and AngioDynamics’ Form 10-Q for the quarterly period ended November 30, 2011; the ability of AngioDynamics to develop its existing and new products; financial community and rating agency perceptions of AngioDynamics; third-party relations and approvals; technological advances and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approvals; the ability of AngioDynamics to develop its products; future actions by the FDA or other regulatory agencies; domestic and foreign health care reforms and governmental laws and regulations; results of pending or future clinical trials; overall economic conditions; the results of ongoing litigation; the effects of economic, credit and capital market conditions on the economy in general, and on medical device companies in particular; general market conditions; market acceptance; foreign currency exchange rate fluctuations; the effects on pricing from group purchasing organizations and competition and the ability of AngioDynamics to integrate purchased businesses.  Risk and uncertainties related to the proposed transaction include, but are not limited to delays in or failure to obtain any required governmental and regulatory approvals with respect to the transaction; failure to obtain stockholder approval of the issuance of the AngioDynamics common stock in connection with the transaction; failure to consummate or delay in consummating the transaction for other reasons; the possibility that the expected benefits of the transaction, including projected synergies and tax benefits, may not materialize as expected; disruption from the proposed transaction making it more difficult to maintain business and operational relationships; and the failure to successfully integrate the products, R&D capabilities, infrastructure and employees of AngioDynamics and Navilyst.

Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. AngioDynamics disclaims any obligation to update the forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date stated, or if no date is stated, as of the date of this document.

Additional Information

AngioDynamics intends to file with the SEC a proxy statement regarding the issuance of the AngioDynamics common stock in connection with the proposed transaction.  The proxy statement will be mailed to AngioDynamics’ stockholders.  INVESTORS AND STOCKHOLDERS ARE ENCOURAGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ANGIODYNAMICS AND THE PROPOSED TRANSACTION.  Investors and stockholders will also be able to obtain a free copy of these documents (when they are available), as well as other filings made by AngioDynamics, without charge, at the SEC’s web site at http://www.sec.gov.  In addition, the documents filed by AngioDynamics with the SEC may be obtained free of charge by contacting AngioDynamics’ investor relations firm:  EVC Group, 60 East 42nd Street, Suite 936, New York, NY  10165.

AngioDynamics, Avista Capital Partners, Navilyst Medical and their respective executive officers, directors and other persons may be deemed to be participants in the solicitation of proxies from AngioDynamics’ stockholders with respect to the issuance of the AngioDynamics common stock in connection with the proposed transaction.  Information regarding the officers and directors of AngioDynamics and their ownership of AngioDynamics common stock is set forth in AngioDynamics’ proxy statement for its most recent annual meeting, which was filed with the SEC on September 6, 2011.  Other information regarding the participants in the solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC regarding the issuance of the AngioDynamics common stock in connection with the proposed transaction.